EXHIBIT 99.1

Merchants Bancshares, Inc.

Q1 2015 Earnings

April 28, 2015 at 10:00 am Eastern

CORPORATE PARTICIPANTS

Michael Tuttle - President, Chief Executive Officer, Merchants Bancshares

Geoffrey Hesslink - Chief Executive Officer, President, Merchants Bank

Thomas Meshako - CFO, Merchants Bank, Merchants Bancshares

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PRESENTATION

Unknown Speaker

This communication does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities. On April 27, 2015, Merchants Bancshares, Incorporated announced the proposed acquisition of NUVO Bank & Trust Company, headquartered in Springfield, Massachusetts pursuant to an agreement and plan of merger dated as of April 27, 2015.

Completion of the transaction is expected in the fourth quarter of 2015 subject to satisfaction of customary closing conditions, including the approval of NUVO shareholders and receipts of required regulatory approvals. The proposed transaction will be submitted to the shareholders of NUVO for their consideration at a special meeting later this year.

Merchants will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include a proxy statement of NUVO, which will also constitute a prospectus of Merchants. Investors and security holders are urged to read the registration statement and the proxy statement prospectus regarding the proposed merger when it becomes available, as well as the other documents filed with the SEC because they will contain important information about the merger and the parties to the transaction.

You may obtain a free copy of the proxy statement prospectus when available and other related documents filed by Merchants with the SEC at the SEC’s website at www.sec.gov. You will also be able to obtain a free copy of the proxy statement prospectus as well as other filings containing information about Merchants on its website at www.mbvt.com.

Copies of the proxy statement prospectus can be obtained without charge when available by directing a request to Merchants Bancshares, Incorporated, 275 Kennedy Drive, P.O. Box 1009, South Burlington, Vermont, 05402, or to NUVO Bank & Trust Company, 1500 Main Street, P.O. Box 15209, Springfield, Massachusetts, 01115-5209.

Operator

Good morning, and welcome to the Merchant Bancshares’ First Quarter 2015 Earnings conference call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your telephone keypad. To withdraw your question, please press star then two.

In this call, we will make forward-looking statements regarding future events, including our expectations regarding our previously announced proposed acquisition of NUVO Bank & Trust Company. We caution you to consider the important risk factors that could cause actual results to differ materially from those in the forward-looking statements made on this call.

These factors include but are not limited to the satisfaction of closing conditions, including approval of the transaction by NUVO Bank shareholders and by bank regulatory authorities. Additional risk factors include those in our press releases dated April 27, 2015 and in our annual report on Form 10-K for the year-ended December 31, 2014. We caution you against unduly relying upon any forward-looking statements and disclaim any intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

Please note this event is being recorded. At this time, I would like to turn the conference over to Michael Tuttle, President and CEO of Merchants Bancshares. Please go ahead, sir.

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern

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Michael Tuttle

Thank you, Laura. Good morning, everybody, and thank you for taking the time to join us today. I’m sure you all saw the releases that went out after the close of market yesterday. We’re going to start off this morning and focus on the earnings release for the first quarter, and we’ll devote the first part of our call to that. I’m joined here this morning by Geoff Hesslink, CEO and President of Merchants Bank and Tom Meshako, who is the CFO of both Merchants Bank and Merchants Bancshares, and you’ll be hearing from both of them here shortly.

After we address comments concerning the quarter, we’ll also have some remarks concerning the NUVO Bank acquisition that was announced yesterday afternoon as well and as Laura said, we’re certainly happy to take your questions after we’ve completed our remarks for you.

So, why don’t I start off first, comment very briefly here on the quarter before I turn it over to Tom next. The quarter was consistent with our expectations. When we had met with you all on the call back in January, the thought was that this would be a steady build throughout the year and our expectations were met in that regard. Again, you’ll hear more from Tom and Geoff on this, but the growth in our loan portfolio together with a very modest increase in net interest income, improvement in the margin some improvement on the expense controls were all in line with our expectations and where we expected the quarter to come out.

The challenges around the non-interest income side, we do have some bright spots in there, but also some work to be done in there as well and again, we’ll comment more on that for you.

So, I’m going to stop there and turn it over to Tom and let him give you a little more detail on the quarter. Thank you, Tom.

Tom Meshako

Thank you, Mike. Good morning. The company reported earnings in the first quarter of $3.34 million, or $0.53 per share compared to $0.50 per share normalized in the fourth quarter of 2014 and $0.54 per share in the first quarter of 2014.

For the quarter, the company ending loan balances increased by $18 million. The growth in commercial and commercial real estate was $18 million and $7 million respectively. The originations were late in the first quarter, which will continue to have a positive impact heading into the second quarter.

Average loans increased $23.5 million on a linked quarter basis. Asset quality remains strong. Non-performing loans were 11 basis points of total loans and accruing past 31 to 90 days was 2 basis points. There was no provision for loan losses required for the first quarter. Strong asset quality accompanied by loan growth of $18 million for the first quarter required a zero provision.

At March 31, 2015, the allowance for loan losses represented one-percent of total loans as compared to one-percent at December 31, 2014 and 1.04% as of March 31, 2014. The coverage ratio has remained strong.

Total customer funding, defined as total deposits plus customer repurchase agreements, average balances decreased by $31 million on a linked quarter basis and increased $27 million on a year-over-year basis. The decrease from the fourth quarter to the first quarter was due to seasonal municipal cash flows.

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April 28, 2015 at 10:00 am Eastern

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More importantly, non-maturity average deposits increased $28 million on a linked quarter basis and $83 million on a year-over-year basis. As time deposits mature, the funds continue to flow into money market accounts. Average deposits on a linked quarter increased $22 million. The increase in commercial demand deposit accounts outpaced the decline in time deposits.

We reported a net interest margin of 2.95% for the first quarter of 2015, an increase from 2.93% on a linked quarter. Interest earning cash decreased $23 million from the prior quarter due to loan growth and an increase in investment securities. The net interest income increased slightly on a linked quarter basis.

Year-over-year, the company’s net interest income decreased from $11.6 million down from $11.8 million. The non-interest income was $2.7 million for the first quarter of 2015 compared to $2.8 million on a link quarter. The [indiscernible] is a continuing downward trend in overdraft income, which is offset by steady growth in trust fees and debit card income. Geoffrey will provide more guidance on this.

For the year-over-year comparison, the company’s non-interest income declined $114,000 net of the gain of $126,000 on sale securities. This decrease in non-interest income is primarily attributable to a decline in overdraft fee income as well partially offset by increases in service charges, debit cards and trust fees as the trust division assets under management have continued to show strong growth and now total $659 million.

Total non-interest expense for the first quarter of 2015 was flat from the first quarter of 2014 after excluding conversion costs and down $303,000 from the linked quarter excluding conversion and severance costs. The decrease from the fourth quarter of 2014 is primarily attributable to the reduction in wages and benefits and marketing. Geoff will also provide additional guidance on non-interest expense.

For the first quarter, the effective tax rate was 21% compared to 20% on a linked quarter. The reduction from the fourth quarter of 2014 is due to a portion of the conversion expenses that qualified for tax deductibility. I will now turn it over to Geoffrey Hesslink, President of Merchants Bank, to discuss the outlook for the remainder of 2015.

Geoffrey Hesslink

Thank you, Tom. Good morning, everyone. Generally, we’re pleased with our performance in the first quarter, and we have an optimistic outlook for the balance of the year.

The loan growth was right in line with our expectations and as expected, it was driven by loan volume in our commercial sector. What’s more, we entered the second quarter with a nice pipeline of commercial loan business primarily, and it’s our expectation that the loan growth in the second quarter will meet or even exceed the growth we had in the first quarter; so overall, just a nice start to the year on the loan front.

The margin, as you saw, while improved, it was a bit below our expectations. We have the opportunity to deploy more cash into loans, which will help not only the margin, but the net interest income. Sort of thinking about the balance of the year, with our loan growth expectations, we do anticipate the investment portfolio will run down by $20 million or $25 million throughout the end of the year.

The challenge on the margin front remains the intense competition for yield. We are still seeing margin loan rates and marginal investor rates below average yields in those categories, and that’s dilutive to our margin. And that’s where most of the pressures come from.

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern

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When we put this all together, we still expect the margin to hold in that 3% range for the balance of the year with the change in mix that we think we can accomplish, but we do understand that if we see yet increased competition for yields and reductions, and further reductions in asset yields then we may fall a little short of that margin objective.

On the non-interest income front, we’re pleased with the debit card business; we’re pleased with our trust business. We’ve been challenged on the—the overdraft income has been challenged by a number of factors and is frankly well below our expectations so far this year. We’ve taken steps to stabilize and maybe even increase that income in the latter half of the year, but it’ll take some time. It’ll take some time for that to happen.

We are on track to start to originate home mortgage loans for sale, which is a new fee income opportunity for us. We expect to start to see that fee income in a material way in the second half of the year.

I will say that because of the weakness in the overdraft income, our expectations for the non-interest income are—we’ll grow that income source 2% in 2015, which is lower than our expectation a quarter ago.

As you see, we had nice expense control in the first quarter. We do see some increase in [indiscernible] expenses over the balance of the year and that amount is just—expense will run in the $10.2 million range quarterly would be our expectation on that.

I think that concludes my prepared remarks. I’ll turn you back over to Mike who will speak to you a little bit about exciting opportunity in Springfield, Massachusetts.

Michael Tuttle

Great. Thank you, Geoffrey; thank you, Tom.

So, accompanying or just shortly after the earnings announcement hit the wire yesterday, you all saw the announcement on the NUVO Bank, and I’ll call it an acquisition, but we view this as a partnership here, that we’re going to be working with this company. We’re excited about the opportunity to work with them, to grow their business, and I think you all will recognize that this is something that’s consistent with what our stated objects were in prior calls. We have talked about the idea about looking for a business that was in a market that had some more breadth and depth, a good asset generation platform, one where there was a committed management team that wanted to stay on and be part of the combined entity and grow it; an opportunity for us to leverage our capital and put some liquidity to work and also leverage our operational capability.

We think this deal with NUVO accomplishes of those objectives, and we are really, really enthusiastic about the opportunity to work with them and to enter the market there in Springfield. In fact, we are already working on some business with them and are very pleased with the progress we’re making on that front and looking for more of that during the balance of this year.

This deal is about growing that franchise. The founders and managers have done a nice job building this to where it is today. Combining with Merchants Bank is going to give them that opportunity to increase the rate of growth and accelerate the advancement of the franchise down there. We are, again, very excited to work with them on that opportunity to make that happen.

This will take some time to build. There are some cost saves built in here. By the way, in case you haven’t seen it, with the 8-K that was filed yesterday, there is a deck in there with metrics on the acquisition, and we can walk through those quickly, but I just want to make sure people were aware that is out there and available to them.

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern

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But, this will take some time to build. The cost saves, again, that we factored in here, are roughly 25%. It’ll take a better part of a year to get all that done. Core conversation probably will be one of those pieces that will take longer. It’ll push into the first half of next year before we get that done.

We’re going to spend the majority of our effort and time up front here focusing on integrating and how to integrate with the idea of growing the business. That will be objective in this. We feel that, again, is a significant opportunity for us.

There’s a modest amount of tangible book dilution projected in here, in the 3% range and an earn back in that 3.5 year vicinity.

Maybe I’m going to stop there and see if Geoffrey or Tom, if you have anything you want to add on top of this transaction and your views on it, and of course, again, we’ll be happy to take questions from folks.

Geoffrey Hesslink

I’ll just emphasize Mike’s point that the rationale behind this deal is one of growth. We’re delighted that we have a like mind and a like approach to the business. We’re a commercial bank and these are commercial bankers. The emphasis will be growing that aspect of the business. We do have some other products and business lines that we think make sense to add to the NUVO down in Springfield there and specifically, we have a strong municipal business that we look to grow down there.

We look to increase our trust business, which you know is a strong business for us, and we’re good mortgage lenders and we can probably enhance their mortgage business too. We think there’s opportunities on a number of fronts.

Tom Meshako

I think the other point is we’re going to focus on this deal and make sure that we control the costs and we work with them to grow this business and as well, it’s 75 stock, 25% cash deal. So, they’re actually taking our stock and they looked at us as much as we looked at them to make sure that it was a good fit for their shareholders and their employees. And through due diligence, we both felt that this was the right fit going forward.

So, I’m excited from the financial status and everything that we’re looking at for the capital ratios to use our excess capital and our liquidity. Our lower cost of funds will work well in this model, and I think there’s a great opportunity going forward, and we’re excited about the market.

Michael Tuttle

Great. Thank you, Geoffrey and Tom. Yeah, I think certainly Tom’s last point there is that we view them as a partner on this deal, but they took a fair amount of time to look at us and make sure that they wanted that currency in exchange, and we’re looking forward to working together to build the value of that currency for the benefit of both shareholder bases going forward here because that’s the commitment and the expectation on the part of both parties here in this transaction.

So, maybe I’ll stop there, Laura, and we’d be happy to take questions at this time.

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern

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QUESTIONS AND ANSWERS

Operator

Sure. At this time, if you’d like to ask a question, you may press star then one on your telephone keypad. If you’re using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

And our first question will come from Alex Twerdahl of Sandler O’Neil.

Alex Twerdahl

Good morning, guys.

Michael Tuttle

Hi, Alex.

Tom Meshako

Good morning, Alex.

Alex Twerdahl

First, a couple of questions on the NUVO deal. You talked a little bit in your prepared remarks about growing that franchise. Do you have any plans to add any NUVO branches around Springfield, any further distribution, etc. or is it just about growing them by committing your capital to their lenders?

Michael Tuttle

Yeah, I think initially, Alex, it’ll be the latter. That’s the expectation and that’s the plan out of the blocks here. Could that come down the line? Sure, there’s potential for that, but that’s not part of the initial plan or the initial thrust on this.

We believe that their model is one that works well with the single office they have there in Springfield. They have a strong commitment to remote deposit capture and electronic delivery of their services, and we think it’s one, frankly, that’s a very attractive offering and one that can be leveraged further. They believe it can be leveraged further.

So no, we don’t see that at least in the near-term as being part of the objective there.

Alex Twerdahl

Okay. How many lenders does NUVO currently and that will be joining Merchants?

Geoffrey Hesslink

Yeah, there’s effectively four people that are involved in the commercial lending and the generation side of the business. And Dale and Geoff are [indiscernible] proponents of that. And you saw in the release there, they’ll be working with us.

We expect to retain the lender group and look, over time, we expect to grow this business a lot. So, it would be our expectation that that lending team would grow over time, Alex.

Michael Tuttle

Yeah, I mean we’ve talked to them about the idea of adding capacity to that group to ramp that rate up, Alex.

Alex Twerdahl

Okay. Great. And then in terms of their lending limit today versus what it’ll be under the Merchants umbrella, can you just give us some quick numbers?

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern

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Geoffrey Hesslink

Yeah, and that’s obviously one of the big benefits, here, right, our capital base. I think they may be limited to deal sizes that are under $3 million; maybe $2.5 million is sort of their cap on it. And I know we have a house limit of $18 million. So, it opens up opportunity for a much different deal size in that market and that obviously contributes to our enthusiasm and our growth expectations.

Alex Twerdahl

Great, and then just one final question on the provision. You’ve now had a couple of quarters of a zero provision, but commercial loan growth seems to be taken off a little bit; at least it was in the first quarter relative to some other components of the loan portfolio. How much longer can you provide—how much excess reserves do you have today do you think?

Geoffrey Hesslink

Yeah. So, you’re right. On the mix side, we will—the growth will be in the commercial segment, which is the risk is loan asset class. And we’ll have to provide for that growth at some point in the future, Alex. What that level of provisioning might need to be, that’s really probably what we’re trying to figure out. We’ll be able to provide less for the incremental growth than we have in the past, but we will start to show a provision expense as we go going forward.

Alex Twerdahl

All right. Thanks. That’s all my questions for now. Thank you.

Michael Tuttle

Thanks, Alex.

Tom Meshako

Thanks.

Operator

Again, if you would like to ask a question, please press star then one. And our next question will come from Travis Lan of KBW.

Travis Lan

Thanks. Good morning, guys.

Michael Tuttle

Hey, Travis.

Geoffrey Hesslink

Hey, Travis.

Travis Lan

Hey. Is the cost of the options and the warrants included in that $21.8 million deal value?

Geoffrey Hesslink

Yes.

Travis Lan

Okay. Then just last one for me on NUVO; I understand that it’s kind of demographic motivation for going to Springfield, but I just wonder how you guys think about the competitive dynamics of that market with the concentration of small banks there and how that kind of—what opportunity I guess you saw there from a competitive perspective.

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern

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Michael Tuttle

Yeah, that’s a good question. We certainly view our own market, especially in Chittenden County as being extremely competitive, Travis, and we don’t view Springfield as being any less competitive certainly. But on the other hand, we don’t necessarily believe that it’s any more competitive than what we experience here for quality credits. We compete very hard with some major players that have significant resources to earn business here.

In some respects, we’ll occupy a little bit of a unique space there as well. As a business approaching $2 billion in that market, that will put us in a unique space. There is nobody else in that size range today that is in the market there. So, we will be a little bit unique there and the advantage will be—what we’ll try and make the advantage here is the same thing we try and make it here. It’s about response time. It’s about access to decision makers. All of those things are what we’ll try—that we think we do successful and we do well here we will try to implement there as well and provide that benefit.

Travis Lan

Great. That’s helpful. Geoffrey understanding—just back to the core bank, understanding that there’s noise in the second quarter related to the municipal book, if we look out for the full year, is the 6% annualized loan growth rate appropriate excluding the acquisition?

Geoffrey Hesslink

Yes, it is.

Travis Lan

Okay, and I think I missed your comments on fees. Did you say you expected 2% growth year-over-year in total fees, or was that in a single line item you were referring to?

Geoffrey Hesslink

That would be total. I’m sorry if I wasn’t clear on that. I think the outlook we had the prior quarter was a higher number, yep.

Travis Lan

Gotcha. Okay. No, that’s helpful. I think I just missed the comment. The last one for me is, Tom, the outlook for the tax rate, is this a good number going forward, this 21%?

Tom Meshako

It might go up a little higher. I’d say 22% to 23%. As we make more money, the tax rate will increase a little, but it’s going to stay right in that market, right in that range.

Travis Lan

Okay. Very good, and then, Mike, just the last one is can you give us a little background on how the deal came together, if you’ve been courting NUVO for a long time, or if this was something that kind of came up quickly and that’s it. Thanks.

Michael Tuttle

Sure. Well, so the deal came about because we were very explicit in our calls about what we were interested in trying to accomplish and what type of opportunity we were looking for and so, we were able to make the match between the two because they fit what we were looking for and they were interested in finding someone to partner up with to accelerate their growth and take advantage of the opportunity they saw in their own market.

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April 28, 2015 at 10:00 am Eastern

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And so, we first spoke together back in the fall, had a great conversation, felt that there was a strong opportunity for a fit there, and the discussion progressed pretty rapidly from there. But, it was one that was an opportunity that fit very well into fairly specific criteria as we had stated publicly we were looking for, and they felt they were a good match on that. So, in some respects it was easy to have the conversation when we got to that level.

Laura?

Operator

Okay. I’m sorry. I wasn’t Mr. Lan was done. That was our final question, and I would like to turn it back to you for closing remarks.

CONCLUSION

Michael Tuttle

All right. Great. Well, again, thank you, all, for joining us this morning. Certainly a lot of information for us to impart to you. We appreciate your time and interest as always in our company. We are, again, extremely—well, we’re pleased with our quarter. We think we are on the path that we expected to be on coming into this year; we’re growing our core business here, our legacy business if you will, and obviously more progress needs to be made there and again, we’re confident in our ability to continue on the path that we started here in Q1 for the remainder of this year and we are, again, very excited to be entering Springfield with NUVO Bank as our partner there. I think it’s a great team to be working with, one that offers us a significant opportunity to benefit both groups of shareholders in the combination and are looking forward to moving forward with them.

So, appreciate your interest. Again, appreciate you joining us. We look forward to speaking with you all after the second quarter results, which will be sometime late in July. Have a great day.

Geoffrey Hesslink

Thank you.

Tom Meshako

Thank you.

Operator

Thank you. To access the digital replay of this conference, you may dial, 877-344-7529 or (412)317-0088 beginning in approximately one hour. You will be promoted to enter a conference number, which will be 10057185. Please record your name and company when joining.

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Merchants Bancshares, Inc.
April 28, 2015 at 10:00 am Eastern